Exhibit 21.1

List of Subsidiaries of Vertical Data Inc.

Name of Entity	Jurisdiction of Organization
Vertical Data Nordic AB1	Sweden

VDCA Inc.	Canada

1 The Company owns an 85% ownership interest in Vertical Data Nordic AB.